Exhibit No. 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the BP Midstream Partners LP 2017 Long Term Incentive Plan of our report dated May 31, 2017, with respect to the financial statements of Caesar Oil Pipeline Company, LLC included in the Registration Statement (Form S-1 No. 333-220407), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

October 30, 2017